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                                                                   EXHIBIT 99(a)
NEWS RELEASE

Contact:  ANNE DAVENPORT           301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS       ATLANTA, GA  30346
          (770) 668-5968



                 HBOC COMPLETES DEFINITIVE AGREEMENT TO ACQUIRE
                            MANAGEMENT SOFTWARE, INC.


     ATLANTA, September 11, 1996 -- HBO & Company (Nasdaq:HBOC) today announced it has completed a definitive agreement to acquire Management Software Inc.
(MSI), a privately held provider of software solutions for the home care industry. MSI shareholders will receive approximately 890,000 shares of HBOC stock in the transaction. The acquisition, which is subject to regulatory approval, will be accounted for as a pooling of interests and is scheduled to be finalized during the third quarter.
             Management Software Inc., based in Springfield, MO, had 1995 revenue of $15 million and has over 200 employees. The company is the market leader in the homecare information market with approximately 600 home health customers including Lutheran Health System of Fargo, N.D.; Healthspan Health System, Minneapolis, MN, and approximately 40 of the Columbia/HCA hospitals.
          HBO & Company delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.
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